Exhibit 97.1

ROKU, INC.
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

Adopted: April 27, 2020
Amended: September 27, 2023

1.    INTRODUCTION

The Board of Directors (the “Board”) of Roku, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (this “Policy”) providing for the Company’s recoupment of Erroneously-Awarded Incentive-Based Compensation (as defined below) received by Covered Individuals (as defined below) of the Company.

This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with, Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5608 (collectively, the “Applicable Rules”), as such Applicable Rules may be amended from time to time, and any related rules, regulations, or listing rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) or Nasdaq, including any additional or new requirements that become effective after the last date that this Policy was amended. Any such amendment shall be effective at such time as is necessary to comply with the applicable listing rules of Nasdaq. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified in this Policy, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

This Policy shall be administered by the Board and, except as specifically provided herein, the Board shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. The Board may amend or terminate this Policy at any time. The Board may delegate determinations to be made under this Policy (including the authority to amend this Policy) to the Compensation Committee of the Board (the “Compensation Committee”).

2.    EFFECTIVE DATE

This Policy shall apply to all Incentive-Based Compensation (as defined below) received on or after October 2, 2023, the effective date of Nasdaq Listing Rule 5608 (the “Effective Date”).

3.    DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Covered Individual” shall mean each “executive officer” of the Company, as such term is defined in the Applicable Rules, which includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. For these purposes, the policy-making function is not intended to include policy making functions that are not significant.

Roku, Inc.
Policy for Recoupment of Incentive Compensation
“Erroneously Awarded Incentive-Based Compensation” shall mean the amount of Incentive-Based Compensation received by a Covered Individual that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to Nasdaq. For the purposes of this Policy, Incentive-Based Compensation will be deemed to be received in the fiscal period during which the applicable financial reporting measure specified in the applicable Incentive-Based Compensation award is attained or satisfied, even if the payment or grant occurs after the end of that period.

“Financial Reporting Measure” shall mean any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Restatement” shall mean any required accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

4.    RECOUPMENT

If the Company is required to prepare a Restatement, the Board shall recover reasonably promptly from any Covered Individual the amount of any Erroneously Awarded Incentive-Based Compensation.

In determining the amount of Erroneously Awarded Incentive-Based Compensation to be recovered from a Covered Individual pursuant to the immediately preceding paragraph, this Policy shall apply to all Incentive-Based Compensation received by a Covered Individual: (i) on or after the Effective Date; (ii) after beginning service as a Covered Individual; (ii) who served as a Covered Individual at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period (as specified in Nasdaq Listing Rule 5608(b)(1)(i)(D)) that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

Roku, Inc.
Policy for Recoupment of Incentive Compensation
The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Individuals unless the Compensation Committee (or in the absence of such committee, a majority of the independent directors serving on the Board) determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation, provided that the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation, and provide such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

For purposes of clarity, in no event shall the Company be required to award any Covered Individuals an additional payment or other compensation if the restated or accurate financial results would have resulted in the grant, payment, or vesting of Incentive-Based Compensation that is greater than the Incentive-Based Compensation actually received by the Covered Individual.

5.    SOURCES OF RECOUPMENT

To the extent permitted by applicable law, the Board, in its discretion, may seek recoupment from the Covered Individual(s) from any sources consistent with the purpose of the Applicable Rules. In no event will the Company indemnify any Covered Individual for any amounts that are recovered under this Policy.

6.    SEVERABILITY

If any provision of this Policy or the application of any such provision to any Covered Individual shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
7.    ADDITIONAL RECOUPMENT

In addition to any Erroneously Awarded Incentive-Based Compensation recovered pursuant to this Policy because the Company is required to prepare a Restatement as specified in Section 4, the Board shall have the right, in its sole discretion, to also: (i) recover Erroneously Awarded Incentive-Based Compensation from each employee of the Company with a stock level of senior vice president who is not otherwise a Covered Individual (each such employee, an “Additional Covered Employee”); and (ii) recover any equity or equity-based compensation from a Covered Individual or an Additional Covered Employee that is granted, earned, or vested based solely on the satisfaction of time-based vesting conditions (other than such Covered Individual’s or Additional Covered Employee’s equity compensation received in lieu of base salary pursuant to the Company’s Executive Supplemental Stock Option Program or equity compensation received pursuant to the automatic stock option grant program applicable to the Company’s Chief Executive Officer).

8.    NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce a Covered Individual’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

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